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                                                                     Exhibit 8.1
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                                                              March 9, 1999



To the Addressees listed
  on Schedule I hereto

                  Re:     Advanta Mortgage Loan Trust 1999-1
                          Mortgage Loan Asset-Backed Certificates, Series 1999-1

Ladies and Gentlemen:

                  We have acted as special tax counsel in connection with the issuance and delivery of certain mortgage loan asset-backed certificates denominated Advanta Mortgage Loan Trust 1999-1, Mortgage Loan Asset-Backed Certificates, Series 1999-1 (collectively, the "Certificates"), pursuant to a Pooling and Servicing Agreement dated as of March 1, 1999 (the "Pooling and Servicing Agreement") among Advanta Mortgage Conduit Services, Inc. ("Advanta"), Advanta Mortgage Corp. USA, as Master Servicer (the "Master Servicer") and Bankers Trust Company of California, N.A., as trustee (the "Trustee").

                  As special tax counsel, we have examined such documents as we deemed appropriate for the purposes of rendering the opinions set forth below, including the following: (a) Prospectus dated September 15, 1998 (the "Prospectus"), a Preliminary Prospectus Supplement dated February 19, 1999 (the "Preliminary Prospectus Supplement") and a Prospectus Supplement dated February 24, 1999 (the "Prospectus Supplement") with respect to the Class A Certificates, and (b) an executed copy of the Pooling and Servicing Agreement and the exhibits attached thereto.

                  Terms capitalized herein and not otherwise defined herein shall have their respective meanings as set forth in the Pooling and Servicing Agreement.

                  Based upon the foregoing and upon the assumptions set forth below, we are of the opinion, under the laws of the United States, New York State, New York City and California in effect as of the date hereof, that:

                  1. Assuming that (a) each of the Upper-Tier REMIC and the Lower-Tier REMIC created under the Pooling and Servicing Agreement elects, as it has covenanted to do in the Pooling and Servicing Agreement, to be treated as a "real estate mortgage investment conduit" ("REMIC"), as such term is defined in the Internal Revenue Code of 1986, as amended (the "Code") and (b) the parties to the Pooling and Servicing Agreement comply with the terms thereof, both the Upper-Tier REMIC and the Lower-Tier REMIC will be treated as REMICs. Subject to the above, (i) each Class of Class A Certificates and the Class B Certificates issued pursuant to the Pooling and Servicing Agreement will be treated as one or more "regular
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March 9, 1999
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interests" in the related REMIC and (ii) the Class R Certificates and Class RL
Certificates will be treated as the sole "residual interest" in the related
REMIC.

                  2. The statements under the caption "CERTAIN FEDERAL INCOME TAX CONSEQUENCES" in the Prospectus, the Preliminary Prospectus Supplement and the Prospectus Supplement and "STATE TAXES" in the Preliminary Prospectus Supplement and the Prospectus Supplement are accurate and complete in all material respects.

                  3. As a consequence of the qualification of the Upper-Tier REMIC and the Lower-Tier REMIC each as a REMIC, the Class A Certificates will be treated as "regular . . . interest(s) in a REMIC" under Section 7701(a)(19)(C) of the Code and "real estate assets" under Section 856(c) of the Code in the same proportion that the assets in the Trust consist of qualifying assets under such Sections. In addition, as a consequence of the qualification of the Upper-Tier REMIC and the Lower-Tier REMIC each as a REMIC, interest on the Class A Certificates will be treated as "interest on obligations secured by mortgages on real property" under Section 856(c) of the Code to the extent that such Class A Certificates are treated as "real estate assets" under Section 856(c) of the Code.

                  4. The Trust will not be subject to tax upon its income or assets by the taxing authority of New York State or New York City.

                  5. The Trust will not be subject to the California state income tax. While REMICS are subject to the California state minimum franchise tax imposed under Article 2, Section 23153 of the California Revenue and Taxation Code, no opinion is expressed as to whether the Trust is subject to such tax.

                  6. Neither the Trust nor any portion thereof, including, without limitation, the Supplemental Interest Account, will be treated as an association taxable as a corporation for federal income tax purposes.


                                                     Very truly yours,
                                                     /s/ Dewey Ballantine LLP


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                                   SCHEDULE I



Advanta Mortgage Corp. USA                  MBIA Insurance Corporation
10790 Rancho Bernardo Road                  113 King Street
San Diego, California 92127                 Armonk, New York 10504

Salomon Smith Barney Inc.                   Bankers Trust Company of
Bear, Stearns & Co. Inc.                     California, N.A.,
Lehman Brothers                              as Trustee
Morgan Stanley & Co. Incorporated           Three Park Plaza
Prudential Securities Incorporated          16th Floor
c/o Salomon Smith Barney Inc.               Irvine, California 92714
390 Greenwich Street
New York, New York 10013                    Moody's Investors Service, Inc.
                                            99 Church Street
Advanta Mortgage Loan Trust 1999-1          New York, New York 10007
c/o Bankers Trust Company
  of California, N.A.                       Standard & Poor's
Three Park Plaza, 16th Floor                25 Broadway
Irvine, California 92614                    New York, New York 10004